EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter Earnings Report

Recent troubles in our nation’s economy have left many assets with significantly deteriorated values. Peoples Financial Services Corp. has sustained losses in the investment portfolio as a result of these events related to holdings in FHLMC (“Freddie Mac”) as well as the bankruptcy of Lehman Brothers Holdings as discussed in its Form 8-K filing dated October 9, 2008. Net income through nine months in 2008 was $1,553,000 compared to $3,296,000 for the same period in 2007. For the quarter ended September 30, 2008, the net loss after security impairment was ($1,566,000) compared to $884,000 for the quarter ended September 30, 2007.

However, with the negative effects of the financial troubles already discussed, let us look to the strength of our Company. Net interest income through nine months in 2008 was $12,304,000 which compares favorably to $9,766,000 for the nine month period ended September 30, 2007. This is an increase of $2,538,000, or 25.99%. For the quarter ended September 30, 2008, net interest income was $4,167,000 compared to $3,388,000 for the same period in 2007. This was an increase of $779,000, or 22.99%. The increase in net interest income for both the nine months and three months ended September 30, 2008 is the result of the net interest margin increase to 4.33% for the nine month period ended September 30, 2008 from 3.73% for the nine month period ended September 30, 2007 on a fully tax equivalent basis. The net interest margin increased for the three months ended September 30, 2008 to 4.47% compared to 3.83% for the same time period in 2007 on a fully tax equivalent basis. The Company has been able to maintain a strong net interest margin which has resulted in record net interest income through three quarters of 2008.

Total assets on September 30, 2008 were $461,188,000, which compares to $424,759,000 as of September 30, 2007.  Total assets were also up when compared to the December 31, 2007 figure of $434,434,000. Compared to the September 30, 2007 figure of $280,676,000, net loans were up 6.16% at $297,959,000 as of September 30, 2008. On December 31, 2007, net loans were $288,601,000.

Deposits totaled $364,059,000 as of September 30, 2008, compared to $321,343,000 on September 30, 2007, an increase of 13.29%. Total deposits were $327,430,000 as of December 31, 2007.

Our core business remains strong, the Company continues to grow with a loan portfolio performing at what we consider to be a low level of risk, the Bank continues to be profitable and our capital is strong.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.